Exhibit 10.1

MODIFICATION TO REVOLVING FACILITY

THIS MODIFICATION TO REVOLVING FACILITY (this “Modification”) is made and entered into this 30th day of June, 2008 by and between Computer Software Innovations, Inc. (“Borrower”) and RBC Bank (USA), formerly known as RBC Centura Bank (the “Bank”).

This Modification is intended to modify the maturity date of that certain Revolving Facility as defined in the Second Amended and Restated Loan and Security Agreement dated September 14, 2007 (the “Loan Agreement”). Specifically, the following terms are amended: (1) Section 2.2 of the Amended and Restated Commercial Promissory Note dated September 14, 2007 (the “Revolving Note”) shall be amended to reflect that the Maturity Date (as defined therein) shall be June 30, 2010; and (2) the definition of Revolving Maturity Date as stated in Exhibit A to the Loan Agreement shall be amended to be June 30, 2010.

All other terms contained in the Revolving Note and the Loan Agreement (collectively, the “Loan Documents”), shall remain in full force and effect. All capitalized but undefined terms contained herein shall have the meanings ascribed to them in the Loan Documents. The Loan Documents are each and all hereby ratified and affirmed in all respects by the parties hereto, except as specifically amended or modified herein. It is expressly understood and agreed that: (a) except as expressly modified hereby, the Loan Documents shall remain in full force and effect and this Modification shall have no effect on the priority or validity of the liens set forth in or established by the Loan Documents; (b) except as stated herein, Bank expressly reserves all rights as to recourse under the Loan Documents; and (c) no novation is intended to result from the parties entering into this Modification. Nothing set forth herein shall affect the priority or extent of the lien of any of the Loan Documents, nor, except as expressly set forth herein, release or change the liability of any party who may now be or after the date of this Modification become liable, primarily or secondarily, under the Loan Documents.

This Modification shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns; provided, however, that Borrower shall not assign this Modification, any of the Loan Documents, or any of its respective rights, interests, duties or obligations hereunder or thereunder in whole or in part without the Bank’s prior written consent and that any such assignment (whether voluntary or by operation of law) without said consent shall be void. This Modification may be executed in any number of counterparts with the same effective as if all parties hereto had signed it. All counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. It is the intention of the parties that this Modification and the Loan Documents be interpreted in a consistent manner; provided, however, in the event of any irreconcilable conflict in the provisions of this Modification and the provisions of the Loan Documents, the provisions of this Modification shall control.

IN WITNESS WHEREOF, the parties have caused this Modification to be executed with authority duly obtained, as of the date first written above.

BORROWER:

Computer Software Innovations, Inc.

By:	/s/ David Dechant
David Dechant, CFO

RBC Bank (USA)

By:	/s/ Charles Arndt
Charles Arndt, Commercial Banker